EXHIBIT (H (I) UNDER FORM N-1A
                                              EXHIBIT 10 UNDER ITEM 601/REG. S-K

           INVESTMENT ADVISORY AND ADMINISTRATIVE SERVICES AGREEMENT
                                   BBH TRUST

      THIS AGREEMENT, entered into on February 1, 2007, between BBH TRUST, a Delaware statutory trust (the "Trust") (the "Investment Company"), on behalf of each of its series from time to time listed on Exhibit A hereto (each a "Fund"), severally and not jointly, and BROWN BROTHERS HARRIMAN & CO., a New York limited partnership ("BBH&Co.").

      WHEREAS, the Investment Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Investment Company wishes to retain BBH&Co. to render investment advisory services to the Funds and to provide for the administration of the day to day affairs of the Investment Company and each Fund, and BBH&Co. is willing to render such services;

      NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

      1. Appointment as Investment Adviser and Administrator. The Investment Company hereby appoints BBH&Co. as its investment adviser to the Funds and as its administrator with respect to all aspects of the operations of each Fund, subject to the general supervision of the trustees of the Investment Company (the "Trustees"), for the period and on the terms set forth in this Agreement. BBH&Co. accepts such appointments and agrees to render the services and assume the obligations set forth in this Agreement, for the compensation provided herein.

      2. Responsibilities as Investment Adviser. Subject to the general supervision of the Trustees, BBH&Co. shall manage the investment operations of each Fund and the composition of each Funds' portfolios of securities and investments, including cash, the purchase, retention and disposition thereof and agreements relating thereto, in accordance with each Fund's investment objective and policies as stated in its Prospectus (as defined in paragraph 5 of this Agreement) and subject to the following understandings:

A. BBH&Co. shall furnish a continuous investment program for each Fund's portfolio and determine from time to time what investments or securities will be purchased, retained, sold or lent by each Fund, and what portion of the assets will be invested or held uninvested as cash; provided, however, BBH&Co. may employ or contract with such person, persons, corporation or corporations at its own cost and expense and subject to its supervision and oversight as it shall determine in order to assist it in carrying out its responsibilities under this Agreement; provided, further, that, with respect to the International Equity Fund, BBH&Co. may employ or contract with such other person, persons, corporation, or corporations at its own cost and expense and subject to its supervision as it shall determine in order to assist it in carrying out its responsibilities under this Agreement.

B. BBH&Co. shall use the same skill and care in the management of each Fund's portfolio as it uses in the administration of other accounts for which it has investment responsibility as agent;

C. BBH&Co., in the performance of its duties and obligations under this Agreement, shall act in conformity with the Investment Company's Agreement and Declaration of Trust and By-Laws and the Prospectuses of each Fund and with the instructions and directions of the Trustees and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations including, without limitation, the regulations and rulings of the New York State Banking Department;

D. BBH&Co. shall determine the securities to be purchased, sold or lent by each of the Funds and as agent for the Funds will effect portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities; in placing orders with brokers and or dealers BBH&Co. intends to seek best price and execution for purchases and sales; BBH&Co. shall also make recommendations regarding whether or not the Funds shall enter into repurchase or reverse repurchase agreements and interest rate futures contracts. On occasions when BBH&Co. deems the purchase or sale of a security to be in the best interest of the Funds as well as other customers, BBH&Co. may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased in order to obtain the best execution and lower brokerage commissions, if any. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by BBH&Co. in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other customers;

E. BBH&Co. shall maintain books and records with respect to the Funds' securities transactions and shall render to the Trustees such periodic and special reports as the Trustees may reasonably request; and

F. the investment management services of BBH&Co. to the Funds under this Agreement are not to be deemed exclusive, and BBH&Co. shall be free to render similar services to others.

      3. Responsibilities as Administrator. Subject to the general supervision of the Trustees, BBH&Co. shall administer all aspects of the operations of the Investment Company and each Fund. In connection therewith, BBH&Co. shall have the following responsibilities with respect to the Investment
Company:

            (a) furnish the Investment Company with adequate office facilities, utilities, office equipment and related services;

            (b) maintain the financial and accounting records required to be maintained for each Fund (including those records maintained by each Fund's custodian);

            (c) furnish the Investment Company and each Fund with ordinary clerical, bookkeeping and recordkeeping services;

            (d) arrange, but not pay for, the preparation for each Fund of all required tax returns and reports to its shareholders and the Securities and Exchange Commission (the "Commission") and the periodic updating of each Fund's Prospectus; and

            (e) oversee the performance of administrative and professional services to the Investment Company and each Fund by others, including each Fund's custodian, transfer agent and shareholder servicing agent.

      BBH&Co. may subcontract for the performance of its obligations hereunder with any one or more persons, including one or more affiliates of BBH&Co.; provided, however, that BBH&Co. shall not enter into any such subcontract unless the Trustees shall have found the subcontracting party to be qualified to perform the obligations sought to be subcontracted, and provided, further that unless the Investment Company otherwise expressly agrees in writing, BBH&Co. shall be as fully responsible to the Investment Company for the acts and omissions of any subcontractor as it would be for its own acts or omissions. If permitted by any sub-administration agreement between any entity with whom BBH&Co. has subcontracted its performance, the sub-administrator may authorize and permit any of its directors, officers and employees who may be elected as officers of the Investment Company to serve in the capacities in which they are elected and the sub-administrator will pay the salaries of all personnel of the Investment Company who are affiliated with the sub-administrator.

      4. Fees and Expenses. In connection with the services rendered by BBH&Co. under this Agreement, BBH&Co. will pay all expenses incurred by it in connection with its activities under this Agreement, other than those assumed by the Investment Company, as set forth in subsections (a) through (m), below. As full compensation for the services provided, the facilities furnished and the expenses borne pursuant to this Agreement (other than as set forth in subsections (a) through (m), below), BBH&Co. shall receive a fee from each Fund equal to the percentage per annum of the average daily net assets of such Fund set forth on Exhibit A hereto. With respect to the Money Market Fund, the Parties hereto agree that the breakpoint established, as set forth on Exhibit A hereto, shall be reviewed every three (3) years, and may be adjusted upwards to take into account the effects of inflation, as measured by the Consumer Price Index or such other basis as the Investment Company and BBH&Co. determine to be appropriate and subject to the approval of shareholders of the Money Market Fund to the extent required by the 1940 Act. The fees set forth on Exhibit A shall be computed based on the net assets of each Fund as of 4:00 P.M. New York time on each business and will be paid monthly during the succeeding calendar month. In the event the expenses of any Fund for any fiscal year (including the fees payable to BBH&Co., but excluding interest, taxes, brokerage commissions and litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of such Fund's business) exceed the lowest applicable annual expense limitation established pursuant to the statutes or regulations of any jurisdiction in which Shares of such Fund are then qualified for offer and sale, the compensation due to BBH&Co. hereunder will be reduced by 50% of the amount of such excess, or if such excess expenses exceed the amount of the fees payable to BBH&Co., BBH&Co. shall reimburse such Fund for 50% of the amount by which such expenses exceed such fees. Any reduction in the fee payable and any payment(s) by BBH&Co. to the Funds shall be made monthly and subject to readjustment during the year.


      The  following  fees and expenses will be borne directly by the Investment
Company:

            (a) the fees and expenses of BBH&Co. or expenses otherwise incurred for a Fund in connection with the management of the investment and reinvestment of its assets;

            (b) the fees and expenses of Trustees of the Investment Company who are not affiliated persons of BBH&Co. or of an investment company in which a Fund invests its investable assets;

            (c)   the  fees  and  expenses of a Fund's custodian which relate to
      (i) the custodial function and the recordkeeping connected therewith, (ii) the maintenance of the required accounting records of the Fund not being maintained by BBH&Co. or any sub-administrator, (iii) the pricing of the shares of the Fund, including the cost of any pricing service or services which may be retained pursuant to the authorization of the Trustees of the Investment Company, and (iv) the cashiering function in connection with the issuance and redemption of a Fund's securities;

            (d) the fees and expenses of a Fund's transfer agent and shareholder servicing agent, which relate to the maintenance of each shareholder account and the fees and expenses of any eligible institution;

            (e) the charges and expenses of legal counsel and independent accountants for the Investment Company and each Fund;

            (f)   brokers'  commissions  and  any  issue   or   transfer   taxes
      chargeable to a Fund in connection with its securities transactions;

            (g) all taxes and corporate fees payable by the Investment Company and/or each Fund to federal, state or other governmental agencies;

            (h) the fees of any trade association of which the Investment Company may be a member;

            (i) the cost of certificates, if any, representing shares of each Fund;

            (j) the fees and expenses involved in registering and maintaining registrations of the Investment Company and of Fund shares with the Commission, registering the Investment Company as a broker or dealer and qualifying Fund shares under state securities laws, including the preparation and printing of the Investment Company's registration statements and Fund prospectuses for filing under federal and state securities laws for such purposes;

            (k)   the cost of any liability insurance or fidelity bonds;

            (l) allocable communications expenses with respect to investor services and all expenses of shareholders' and Trustees' meetings and of preparing, printing and mailing reports and prospectuses to Fund shareholders in the amount necessary for distribution to shareholders; and

            (m) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of business of the Investment Company or any Fund. General expenses of the Investment Company shall be allocated among each Fund and each Fund's classes, as the case may be, on the basis of relative net assets and direct expenses shall be charged directly to the respective Fund and each Fund's classes, as the case may be.


      5. Delivery of Documents, Amendments and Supplements. The Investment Company has delivered copies of the following documents to BBH&Co. and will promptly notify and deliver all future amendments and supplements, if any:

            (a) Agreement and Declaration of Trust of the Investment Company and any amendments thereto (such Agreement and Declaration of Trust and any amendments thereto, as presently in effect and further amended from time to time, are herein called the "Organizational Documents" with respect to each Fund);

            (b) By-Laws of the Investment Company (such By-Laws, as presently in effect and as amended from time to time, are herein called the "By-Laws");

            (c) Certified resolutions of the Trustees of the Investment Company authorizing the appointment of BBH&Co. and approving the form of this Agreement; Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A (the "Registration Statement") as filed with the Commission relating to the Investment Company and the Funds' shares, and all amendments thereto;

            (d) Notification of Registration of the Investment Company under the 1940 Act on Form N-8A as filed with the Commission; and

            (e) Prospectuses of the Funds (such prospectuses, as presently in effect and as amended or supplemented with respect to the Funds from time to time, are herein called the "Prospectuses").

      In addition, during the term of this Agreement, the Investment Company agrees to furnish to BBH&Co. at its principal office all proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of a Fund or the public, which refer in any way to BBH&Co. or any affiliate of BBH&Co. that it may employ or contract in order to assist it in carrying out its responsibilities under this Agreement, prior to use thereof and not to use such material if BBH&Co. reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt thereof. The Investment Company shall furnish or otherwise make available to the BBH&Co. such other information relating to the business affairs of the Investment Company and each Fund as BBH&Co. at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.


      6. Books and Records. BBH&Co. shall keep the Funds' books and records that are required to be maintained. BBH&Co. agrees that all records that it maintains for each Fund is the property of the Fund and it will promptly surrender any of such records to the Fund upon the Fund's request. BBH&Co. further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by BBH&Co. with respect to the Funds by Rule 31a-1 under the 1940 Act.

      7. Term of Agreement. This Agreement shall continue in effect for two years from its effective date with respect to any Fund, as set forth on Exhibit A, and thereafter only so long as its continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated with respect to any Fund by the Investment Company at any time, without the payment of any penalty, by vote of a majority of all the Trustees or by "vote of a majority of the outstanding voting securities" of the Fund on 60 days written notice to BBH&Co., or by BBH&Co. at any time, without the payment of any penalty, on 90 days written notice to the Investment Company. This Agreement will automatically and immediately terminate in the event of its "assignment."

      8. Liability. BBH&Co. shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. BBH&Co. shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trustees, from time to time, have no authority to act for or represent the Funds or the Investment Company in any way or otherwise be deemed an agent of the Funds or the Investment Company.

      9. Scope of Services. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of BBH&Co. who may also be an officer or employee of the Investment Company to engage in any other business or to devote his time and attention in part to the management, administration, as the case may be, or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the right of BBH&Co. to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

      10. Amendment of Agreement. This Agreement may be amended by mutual consent, provided that any material amendment hereto shall be approved (a) by vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by "vote of a majority of the outstanding voting securities" of the Funds.

      11. Terms. As used in this Agreement, the terms "assignment," "interested persons" and "vote of a majority of the outstanding voting securities" shall have the meanings assigned to them respectively in the 1940 Act.

      12. Notices. Any notice or other communication to be given pursuant to this Agreement shall be in writing and shall be duly given if delivered or mailed by registered mail, postage prepaid to:

            (a) In the case of BBH&Co.: Brown Brothers Harriman & Co., 140 Broadway, New York, New York 10005, Attention: President, or at such other address or to such other individual as shall be specified by BBH&Co.

            (b) In the case of BBH Trust, 140 Broadway, New York, New York 10005 , Attention:President, or at such other address or to such other individual as shall be specified by the Investment Company.



      13. Authorization; No Personal Liability. The Trustees have authorized the execution of this Agreement, in their capacity as Trustees and not individually, and BBH&Co. agrees that neither the shareholders of each Fund nor the Trustees nor any officer, employee, representative or agent of any Fund shall be personally liable upon, nor shall resort be had to their private property for the satisfaction of, obligations given, executed or delivered on behalf of or by the Investment Company, that the shareholders of each Fund, the Trustees, officers, employees, representatives and agents of the Investment Company shall not be personally liable hereunder, and that BBH&Co. shall look solely to the property of the Investment Company for the satisfaction of any claim hereunder.

      14. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

      15. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

      16. Separation of Assets and Liabilities. The parties agree that the assets and liabilities of each Fund are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers or Partners designated below on the day and year first above written.


BBH TRUST                            BROWN BROTHERS HARRIMAN & CO.

By: /s/ John A. Nielsen              By: /s/ John A Gehret
Name: John A. Nielsen                Name: John A Gehret
Title: President                     Title:Partner



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


                              ANNUAL FEE SCHEDULE


BBH TRUST                                               ADVISORY AND   EFFECTIVE DATE
                                             ADMINISTRATION FEE RATE     OF AGREEMENT
BBH Tax-Exempt Money Fund                                      0.25% February 1, 2007
BBH U.S. Treasury Money Market Fund                            0.25% February 1, 2007
BBH Broad Market Fund                                          0.30% February 1, 2007
BBH Real Return Fund                                           0.35% February 1, 2007
BBH International Equity Fund                                  0.80% February 1, 2007
BBH Core Select                                                0.80% February 1, 2007
BBH Money Market Fund                  0.25% on the first $1 billion February 1, 2007
                                    0.20% on amounts over $1 billion









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